Exhibit 99.2

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Betsy Mallison Bialosky
412-434-3046
mbialosky@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com
PPG to sell fine chemicals business for approximately $65 million
ZaCh System S.p.A., subsidiary of Zambon Company, to acquire business assets
PITTSBURGH, Sept. 17, 2007 — PPG Industries (NYSE: PPG) has signed an agreement with ZaCh System S.p.A., the fine chemicals subsidiary of Zambon Company S.p.A., Milan, Italy, under which the company would divest its fine chemicals business for approximately $65 million. The transaction would include a book charge to income of less than $0.15 per share. Completion of the transaction is expected in the fourth quarter and is subject to customary closing conditions, including discussions with appropriate employee representative bodies in Europe and receipt of required regulatory approvals.
“Following last week’s announcement of our potential divestiture of our auto glass businesses, this transaction is yet another step toward achieving PPG’s vision of continuing to be the leading coatings and specialty products and services company,” said Charles E. Bunch, PPG chairman and chief executive officer.
“The acquisition of PPG’s fine chemicals business is consistent with Zambon Company’s continuing desire to expand its global presence,” said Gianni Marini, ZaCh System board chairman and Zambon Company board member. “We are quite pleased to acquire a PPG business that is recognized as a technology leader, with manufacturing locations in Europe and the United States, reinforcing our custom synthesis business strategy and the value of Zambon research competence.”
PPG facilities included in the agreement are a pharmaceutical fine chemicals plant in LaPorte, Texas, and the PPG-Sipsy facility in Avrille, France. The pharmaceutical fine chemicals plant in LaPorte operates separately from PPG’s adjacent phosgene derivatives facility there, of which PPG will retain operation. The fine chemicals business employs approximately 360 people.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs nearly 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
About ZaCh System S.p.A., and Zambon Company S.p.A.
Milan-based ZaCh System S.p.A., with manufacturing in Lonigo (Vicenza), is the fine chemicals subsidiary of Zambon Company S.p.A. Zambon Company is a leading pharmaceutical and chemical multinational with a reputation for inventive and innovative thinking, flexibility and customer focus. Operating directly on three continents — Europe, South America and Asia — with more than 2,300 employees in 16 countries and consolidated sales of €480m, Zambon is a multicultural group with close links to its local markets and the international research community. These strengths, combined with diversified research, product and distribution-channel strategies, ensure that the Zambon Company consistently outperforms its competitors and the market. Founded in Vicenza in 1906, the company values its track record of having initiated trends on the leading edge of the industry and is proud of the rich portfolio of products with which it improves the quality of life of thousands of people worldwide. Zambon’s leading brand names are Flumicil®, Monuril® and Spedifen®.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.